Exhibit 99.2

June 27, 2023

Michael Sherman

1817 Milford Street

Carmel, IN 46032

Re:	Management Transition

Dear Mike:

This letter agreement will serve to memorialize our mutual understanding regarding the transition of your employment with Chimerix, Inc. (the “Company”).

Effective as of August 1, 2023 (the “Transition Date”), you will retire as Chief Executive Officer of the Company, your employment with the Company will terminate, and your eligibility to participate in the Company’s Officer Severance Benefit Plan and any other employee benefits offered by the Company will cease, subject to the applicable terms and conditions of such employee benefit plans. On or promptly following the Transition Date, the Company will pay you all accrued salary and all accrued unused vacation earned through the Transition Date, subject to standard payroll deductions and withholdings. You will continue to be bound by the standard Proprietary Information and Inventions Agreement previously executed by you and the Company.

Notwithstanding the foregoing, or anything to the contrary in your offer letter with the Company dated April 2, 2019, you will remain a member of the Board of Directors of the Company (the “Board”), and effective as of the Transition Date, you will assume the position of Chair of the Board. Your resignation as President and Chief Executive Officer on the Transition Date will not be deemed to affect your “continuous service” for purposes of the continued vesting and exercisability of your outstanding equity awards. In connection with your service as Chair of the Board, you will become entitled to the applicable compensation for such role under the Company’s Non-Employee Director Compensation Policy, as it may be amended from time to time.

Please indicate your acknowledgment to the terms set forth in this letter by signing below. We look forward to your continued service to the Company.

Sincerely,

Chimerix, Inc.

By:	/s/ Martha J. Demski
Name:	Martha J. Demski
Title:	Chair of the Board of Directors

Acknowledged and agreed:

/s/ Michael Sherman
Michael Sherman